Exhibit 99.1

IDT Corporation Reports Third Quarter Fiscal 2015 Results

NEWARK, NJ — June 4, 2015: IDT Corporation (NYSE: IDT), a provider of telecommunications and payment services primarily to immigrant communities, reported income of $0.02 per diluted share (EPS) and Non-GAAP diluted EPS* of $0.43 on revenue of $383.9 million for the third quarter of its fiscal year 2015, the three months ended April 30, 2015. IDT has declared a dividend of $0.18 per share for the third quarter of fiscal 2015.

THIRD QUARTER HIGHLIGHTS & CONSOLIDATED FINANCIAL RESULTS**

●	Consolidated revenue decreased to $383.9 million from $403.8 million. In 3Q14, Fabrix contributed $4.5 million in revenue. It was sold and deconsolidated in 1Q15;

●	Boss Revolution international calling revenue increased 12.2% year over year;

●	Zedge revenue increased by 34.9% year over year to $2.2 million;

●	Direct cost decreased to $316.5 million from $332.4 million;

●	SG&A expense decreased to $53.8 million from $55.5 million;

●	R&D expense was $0.0 compared to $2.5 million (attributable to Fabrix);

●	Adjusted EBITDA* increased to $13.6 million from $13.3 million;

●	Income from operations, including a non-routine charge of $6.2 million for severance costs related to a reduction in employee headcount, decreased to $2.5 million from $9.2 million;

●	Net income attributable to IDT decreased to $0.6 million from $5.0 million;

●	Diluted EPS decreased to $0.02 from $0.22;

●	Non-GAAP net income* increased to $10.1 million from $8.6 million;

●	Non-GAAP diluted EPS* increased to $0.43 from $0.37.

Shmuel Jonas, IDT’s Chief Executive Officer, said, “We generated $13.6 million in Adjusted EBITDA during the third quarter led by strong performance in our Telecom business. That is a $0.3 million increase from the year ago quarter, and a $5.6 million improvement from the prior quarter, despite the fact that the third quarter is three days shorter than the second. In fact, we achieved the highest level of Adjusted EBITDA since before our spin-off of Genie Energy in 2011. Moreover, some of the factors driving our Adjusted EBITDA growth should remain impactful going forward. Zedge also had another good quarter, with robust year over year revenue growth and increases in both its user base and revenue per user.”

* Adjusted EBITDA, Non-GAAP net income and Non-GAAP diluted EPS for all periods presented are non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliation to the most directly comparable GAAP measure.

** Throughout this release, unless otherwise noted, results are for 3Q15 and are compared to 3Q14. 3Q14 financial results include Fabrix results: $4.5 million in revenue, $0.7 million in direct cost, $0.9 million in SG&A expense, $2.5 million in research and development, and $0.4 million in Adjusted EBITDA. Fabrix was sold and deconsolidated in 1Q15.

1

3Q15 OPERATING RESULTS BY SEGMENT

TPS

IDT’s Telecom Platform Services (TPS) segment accounted for 98.8% of IDT’s revenue in 3Q15 compared to 97.7% in 3Q14. TPS markets and distributes multiple communications and payment services across four broad business verticals: Retail Communications, Wholesale Termination Services, Payment Services and Hosted Platform Solutions.

TPS’ minutes of use decreased 5.9% to 7.15 billion from 7.59 billion, primarily due to a decline in Wholesale Termination Services minutes of use. TPS’ 3Q15 revenue was $379.1 million, a decrease from $394.6 million (-3.9%) in the year ago quarter.

TPS Revenue by Product Category (in millions)	3Q15	2Q15	3Q14	3Q15-3Q14 Change	3Q15 revenue as a percentage of all TPS revenue
Retail Communications	$182.3	$181.4	$172.5	+5.7%	48.1%
Wholesale Termination Services	$135.6	$147.8	$161.0	(15.7)%	35.8%
Payment Services	$51.7	$49.8	$50.2	+2.9%	13.6%
Hosted Platform Solutions	$9.5	$9.9	$10.9	(13.4)%	2.5%
Total TPS Revenue	$379.1	$388.9	$394.6	(3.9)%	100.0%

●	Retail Communications minutes of use decreased 2.9% year over year while revenue increased 5.7%. The increase in Retail Communications’ revenue partly reflects a 12.2% year over year increase in international calling services sales on the Boss Revolution platform. The increase in per minute revenue reflects a shift in the composition of Retail Communications’ calling destinations toward higher per-minute rate destinations, a reduction in Boss Revolution promotional incentives, and a non-recurring contractual expiration of unused calling card minutes from certain private label calling card offerings. The growth in Boss Revolution calling services revenue was partially offset by continued declines in sales of traditional disposable prepaid calling cards in the U.S. and overseas.

●	Wholesale Termination Services’ minutes of use decreased by 7.3% compared to the year ago quarter and revenue decreased 15.7%. In line with the trends that IDT has reported over the past year, the overall wholesale traffic mix continued to shift towards lower revenue but higher margin per minute destinations while the average underlying cost of termination continued to decline. As a result, the decreases in the minutes of use and in revenue had a minimal impact on gross profit. In addition, exchange-rate driven arbitrage pricing opportunities in Latin America that existed in 3Q14 did not impact 3Q15.

TPS’ direct cost of revenue as a percentage of TPS’ revenue was 83.1% in 3Q15, a decrease of 60 basis points year over year. This improvement is due mostly to the same favorable reasons that impacted revenue per minute growth in Retail Communications, and also due to the shift in wholesale traffic mix to higher margin per minute destinations.

TPS’ SG&A expense edged up to $48.6 million in 3Q15 from $48.3 million (+0.6%) in 3Q14 due primarily to slightly higher marketing, advertising and compensation costs. During 3Q15, IDT implemented a reduction in its workforce headcount that is expected to reduce personnel costs, primarily in the TPS segment, by approximately $10 million annually beginning in the fourth quarter.

2

TPS’ Adjusted EBITDA in 3Q15 decreased to $15.3 million from $15.9 million (-3.8%) in 3Q14, primarily reflecting the decrease in revenue and modest increase in SG&A expense.

TPS’ depreciation and amortization expense increased to $4.1 million compared to $3.5 million (+16.5%) in 3Q14, due to increased capital investment in recent quarters in new products, including IDT Messaging, Net2Phone Office, and feature-rich enhancements to the Boss Revolution app.

As a result of the headcount reduction mentioned earlier, TPS recorded a severance charge of $5.6 million in 3Q15, impacting TPS’ income from operations, which declined to $5.6 million from $12.4 million (-54.7%) in 3Q14.

CPS

Consumer Phone Services (CPS) sells local and long distance services in the United States. CPS has been in harvest mode since fiscal 2006 -- maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business.

CPS’ revenue in 3Q15 was $2.1 million compared to $2.6 million (-20.1%) in 3Q14. Income from operations was $324 thousand in 3Q15 compared to $516 thousand in 3Q14. CPS’ results were in line with expectations.

All Other

All Other includes Zedge - a popular platform for mobile phone consumers to obtain free customization content, IDT’s real estate holdings and other small businesses. All Other’s results previously included Fabrix, a software development company specializing in highly efficient cloud-based video processing, storage and delivery. Fabrix’s operations were consolidated into IDT for all prior periods up to the first two months of 1Q15, at which point Fabrix was sold and deconsolidated.

Zedge’s app, available on Android, iOS and Windows Mobile, reached 146 million in cumulative installs at April 30, 2015, increasing from 101 million (+45%) a year earlier and 134 million (+9%) at January 31, 2015. Zedge has averaged among the top thirty most popular apps in the Google Play store in the U.S. for the last six years and is currently in the top five most popular free apps in the iTunes Entertainment category. As a result of Zedge’s large, active user base, it offers advertisers, game developers, musicians and artists a scalable, non-incentivized, user acquisition platform with global reach. Zedge’s revenue in 3Q15 was $2.2 million, a 34.9% increase year over year.

All Other’s revenue, including Zedge, was $2.7 million in 3Q15, a decrease from $6.6 million (-59.0%) in 3Q14. In the year ago quarter, Fabrix contributed $4.5 million to All Other’s aggregate revenue. All Other’s income from operations was $1.6 million in 3Q15 compared to a loss from operations of $443 thousand in 3Q14. All Other’s income from operations in 3Q15 included a gain on sale of interest in Fabrix of $1.2 million from adjustments to Fabrix’ working capital and estimated transaction costs. All Other’s loss from operations in 3Q14 included income from operations of $301 thousand generated by Fabrix.

OTHER CONSOLIDATED RESULTS

Consolidated results for all periods presented include corporate overhead. In 3Q15, corporate general and administrative expense decreased to $2.9 million compared to $3.3 million (-12.9%) in the year ago quarter. Corporate loss from operation in 3Q15 was $5.0 million compared to $3.3 million in 3Q14. The loss from corporate operations in 3Q15 included severance expense of $0.6 million and an accrual of $1.6 million for legal matters.

3

At April 30, 2015, IDT had $146.1 million in unrestricted cash, cash equivalents and marketable securities. (Following the quarter close, IDT received $23.2 million in cash proceeds that was classified within “Receivable from sale of interest in Fabrix Systems Ltd.” at April 30, 2015). In addition, IDT had $73.6 million in current restricted cash and cash equivalents, which included $70.2 million for customer deposits held by IDT’s Gibraltar-based bank. Current notes payable, consisting of a mortgage on real estate, totaled $6.4 million. Total current assets were $332.7 million and total current liabilities were $332.9 million.

Net cash provided by operating activities during 3Q15 was $6.8 million, compared to $20.5 million during 3Q14. For the same periods, capital expenditures were $8.9 million and $4.6 million, respectively. During 3Q15, capital expenditures included approximately $2.5 million in costs relating to the refurbishment of IDT’s building at 520 Broad Street in Newark, NJ. During April and May, IDT moved its Newark headquarters from rented space into the newly renovated offices.

DIVIDENDS

The Board of Directors of IDT has declared a dividend of $0.18 per share for the third quarter of its fiscal year 2015. The dividend will be paid on or about June 23, 2015 to Class A and Class B common stockholders of record as of the close of business on June 15, 2015. The ex-dividend date will be June 11, 2015. This distribution will be treated as a return of capital for tax purposes.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

IDT will host an earnings conference call beginning at 5:30 PM ET today with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-877-300-8521 (from U.S.) or 1-412-317-6026 (international) and request the IDT Corporation call.

An audio replay of the conference call will be available one hour after the call concludes through March 16, 2015 by dialing 1-877-870-5176 (toll free from the U.S.) or 1-858-384-5517 (international) and providing the conference code: 10066227. The replay will also be available by streaming from the IDT investor relations website (www.idt.net/ir) shortly after the call concludes.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides retail telecommunications and payment services to help immigrants and the under-banked and small businesses conveniently and inexpensively communicate and share resources around the world. IDT Telecom’s wholesale business is a leading global carrier of international long distance calls. IDT also holds a majority interest in Zedge (www.zedge.net), developer of the popular, eponymous app for mobile content discovery and acquisition. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

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IDT CORPORATION
CONSOLIDATED BALANCE SHEETS

	April 30, 2015	July 31, 2014
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$114,754	$153,823
Restricted cash and cash equivalents—short-term	73,645	65,706
Marketable securities	31,376	12,873
Trade accounts receivable, net of allowance for doubtful accounts of $5,958 at April 30, 2015 and $11,507 at July 31, 2014	50,717	69,330
Receivable from sale of interest in Fabrix Systems Ltd.	31,686	—
Prepaid expenses	18,400	21,799
Deferred income tax assets, net—current portion	184	2,953
Other current assets	11,981	12,381
Total current assets	332,743	338,865
Property, plant and equipment, net	90,552	81,760
Goodwill	14,421	14,830
Other intangibles, net	1,382	1,742
Investments	11,547	10,008
Restricted cash and cash equivalents—long-term	—	2,763
Deferred income tax assets, net—long-term portion	16,838	16,248
Other assets	14,077	14,715
Total assets	$481,560	$480,931
Liabilities and equity
Current liabilities:
Revolving credit loan payable	$—	$13,000
Trade accounts payable	25,657	42,135
Accrued expenses	142,161	142,528
Deferred revenue	86,050	101,165
Customer deposits	68,817	62,685
Income taxes payable	414	732
Notes payable—current portion	6,422	271
Other current liabilities	3,367	5,468
Total current liabilities	332,888	367,984
Notes payable—long-term portion	—	6,353
Other liabilities	1,774	5,430
Total liabilities	334,662	379,767
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at April 30, 2015 and July 31, 2014	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,233 and 24,587 shares issued and 22,253 and 21,653 shares outstanding at April 30, 2015 and July 31, 2014, respectively	252	246
Additional paid-in capital	401,866	392,858
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,980 and 2,934 shares of Class B common stock at April 30, 2015 and July 31, 2014, respectively	(100,545)	(99,841)
Accumulated other comprehensive income	870	3,668
Accumulated deficit	(156,665)	(196,725)
Total IDT Corporation stockholders’ equity	145,811	100.239
Noncontrolling interests	1,087	925
Total equity	146,898	101,164
Total liabilities and equity	$481,560	$480,931

5

IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2015	2014	2015	2014
	(in thousands, except per share data)
Revenues	$383,930	$403,761	$1,190,981	$1,230,855
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	316,508	332,376	989,052	1,017,954
Selling, general and administrative (i)	53,792	55,548	168,184	170,588
Depreciation and amortization	4,617	4,153	13,462	12,108
Research and development	—	2,514	1,656	7,387
Severance	6,226	—	8,126	—
Total costs and expenses	381,143	394,591	1,180,480	1,208,037
Gain on sale of interest in Fabrix Systems Ltd.	1,235	—	76,864	—
Other operating (losses) gains, net	(1,552)	—	(1,552)	1,209
Income from operations	2,470	9,170	85,813	24,027
Interest expense, net	(54)	(135)	(184)	(55)
Other (expense) income, net	(1,352)	159	937	(3,455)
Income before income taxes	1,064	9,194	86,566	20,517
Benefit from (provision for) income taxes	59	(3,595)	(2,332)	(7,895)
Net income	1,123	5,599	84,234	12,622
Net income attributable to noncontrolling interests	(558)	(582)	(1,003)	(1,548)
Net income attributable to IDT Corporation	$565	$5,017	$83,231	$11,074

Earnings per share attributable to IDT Corporation common stockholders:
Basic	$0.02	$0.22	$3.64	$0.51
Diluted	$0.02	$0.22	$3.58	$0.48
Weighted-average number of shares used in calculation of earnings per share:
Basic	23,034	22,680	22,867	21,763
Diluted	23,468	23,023	23,259	22,893
Dividends declared per common share	$0.18	$0.17	$1.85	$0.34
(i) Stock-based compensation included in selling, general and administrative expenses	$992	$793	$4,012	$4,920

6

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended April 30,
	2015	2014
	(in thousands)
Operating activities
Net income	$84,234	$12,622
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,462	12,108
Deferred income taxes	2,176	6,609
Provision for doubtful accounts receivable	90	1,367
Gain on sale of interest in Fabrix Systems Ltd.	(76,864)	—
Gain on proceeds from insurance	—	(571)
Interest in the equity of investments	(1,655)	(1,433)
Stock-based compensation	4,012	4,920
Change in assets and liabilities:
Restricted cash and cash equivalents	(11,400)	(14,278)
Trade accounts receivable	8,544	1,292
Prepaid expenses, other current assets and other assets	2,604	(1,658)
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(5,287)	(14,438)
Customer deposits	11,169	16,103
Income taxes payable	(278)	(42)
Deferred revenue	(3,024)	7,035
Net cash provided by operating activities	27,783	29,636
Investing activities
Capital expenditures	(22,810)	(12,431)
Proceeds from sale of interest in Fabrix Systems Ltd, net of cash and cash equivalents sold	36,455	—
Purchase of investments	(125)	(425)
Proceeds from sale and redemption of investments	71	1,038
Proceeds from insurance	—	571
Purchases of marketable securities	(35,502)	(15,690)
Proceeds from maturities and sales of marketable securities	16,840	12,957
Net cash used in investing activities	(5,071)	(13,980)
Financing activities
Dividends paid	(43,171)	(9,687)
Distributions to noncontrolling interests	(1,450)	(1,287)
Purchases of stock of subsidiary	—	(1,133)
Proceeds from exercise of stock options	3,317	609
Proceeds from revolving credit loan payable	—	43,000
Repayments of revolving credit loan payable and other borrowings	(13,201)	(51,252)
Repurchases of Class B common stock	(703)	(955)
Net cash used in financing activities	(55,208)	(20,705)
Effect of exchange rate changes on cash and cash equivalents	(6,573)	476
Net decrease in cash and cash equivalents	(39,069)	(4,573)
Cash and cash equivalents at beginning of period	153,823	151,600
Cash and cash equivalents at end of period	$114,754	$147,027
Supplemental schedule of non-cash investing and financing activities
Net liabilities excluding cash and cash equivalents of Fabrix Systems Ltd. sold	$14,333	$—
Adjustment to liabilities in connection with the Straight Path Spin-Off	$—	$1,624

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Reconciliation of Non-GAAP Financial Measures for the Third Quarter Fiscal 2015

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for the third quarters of fiscal 2015 and 2014, Adjusted EBITDA, non-GAAP net income and non-GAAP diluted earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income from operations, add depreciation and amortization, severance expense and other operating losses, and subtract the gain on the sale of interest in Fabrix Systems Ltd. and other operating gains.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds depreciation and amortization, severance expense, stock-based compensation and other operating losses, and subtracts the gain on the sale of interest in Fabrix Systems Ltd. and other operating gains.

IDT’s measure of non-GAAP diluted EPS is calculated by dividing non-GAAP net income by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2015 and fiscal 2014 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

Severance expense is also excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Gain on the sale of interest in Fabrix Systems Ltd. and other operating (losses) gains, net, which are components of income (loss) from operations, are excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. From time-to-time, IDT will select and incubate promising early stage businesses outside of its core business for eventual sale or spin-off to its stockholders. Also, IDT has insurance claims and settlements of claims from time-to-time, and has a number of matters under litigation. However, these gains and losses do not occur each quarter nor are they part of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

8

Stock-based compensation recognized by IDT and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, (b) for non-GAAP net income, net income and, (c) for non-GAAP EPS, basic and diluted earnings per share.

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IDT Corporation Reconciliation of Adjusted EBITDA to Net Income (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended April 30, 2015 (3Q15)
Adjusted EBITDA	$13.6	$15.3	$0.3	$0.9	$(2.9)
Subtract (Add):
Depreciation and amortization	4.6	4.1	-	0.5	-
Severance expense	6.2	5.6	-	-	0.6
Gain on sale of interest in Fabrix Systems Ltd.	(1.2)	-	-	(1.2)	-
Other operating losses	1.5	-	-	-	1.5
Income (loss) from operations	2.5	$5.6	$0.3	$1.6	$(5.0)
Other expense, net	(1.4)
Income before income taxes	1.1
Provision for income taxes	-
Net income	1.1
Net income attributable to noncontrolling interests	(0.5)
Net income attributable to IDT Corporation	$0.6

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended January 31, 2015 (2Q15)
Adjusted EBITDA	$8.0	$11.1	$0.3	$(0.6)	$(2.8)
Subtract (Add):
Depreciation and amortization	4.4	3.9	-	0.5	-
Severance expense	0.4	0.3	-	-	-
Gain on sale of interest in Fabrix Systems Ltd.	(0.5)	-	-	(0.5)	-
Income (loss) from operations	3.7	$6.9	$0.3	$(0.6)	$(2.8)
Other income, net	1.0
Income before income taxes	4.7
Provision for income taxes	(1.9)
Net income	2.8
Net income attributable to noncontrolling interests	(0.3)
Net income attributable to IDT Corporation	$2.5

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended April 30, 2014 (3Q14)
Adjusted EBITDA	$13.3	$15.9	$0.5	$0.2	$(3.3)
Subtract (Add):
Depreciation and amortization	4.1	3.5	-	0.6	-
Income (loss) from operations	9.2	$12.4	$0.5	$(0.4)	$(3.3)
Interest expense, net	(0.1)
Other income, net	0.1
Income before income taxes	9.2
Provision for income taxes	(3.6)
Net income	5.6
Net income attributable to noncontrolling interests	(0.6)
Net income attributable to IDT Corporation	$5.0

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IDT Corporation Reconciliation of Adjusted EBITDA to Net Income (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Nine Months Ended April 30, 2015
Adjusted EBITDA	$32.1	$37.4	$1.0	$2.3	$(8.6)
Subtract (Add):
Depreciation and amortization	13.5	11.8	-	1.6	-
Severance expense	8.1	7.5	-	-	0.6
Gain on sale of interest in Fabrix Systems Ltd.	(76.9)	-	-	(76.9)	-
Other operating losses	1.5	-	-	-	1.5
Income (loss) from operations	85.8	$18.1	$1.0	$77.5	$(10.8)
Interest expense, net	(0.2)
Other income, net	0.9
Income before income taxes	86.6
Provision for income taxes	(2.3)
Net income	84.2
Net income attributable to noncontrolling interests	(1.0)
Net income attributable to IDT Corporation	$83.2

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Nine Months Ended April 30, 2014
Adjusted EBITDA	$34.9	$46.2	$1.4	$(1.0)	$(11.7)
Subtract (Add):
Depreciation and amortization	12.1	10.2	-	1.9	-
Other operating gains, net	(1.2)	(0.7)	-	(0.6)	0.1
Income (loss) from operations	24.0	$36.7	$1.4	$(2.2)	$(11.8)
Interest expense, net	(0.1)
Other expense, net	(3.5)
Income before income taxes	20.5
Provision for income taxes	(7.9)
Net income	12.6
Net income attributable to noncontrolling interests	(1.5)
Net income attributable to IDT Corporation	$11.1

12

IDT Corporation

Reconciliations of Net Income to Non-GAAP Net Income and Earnings Per Diluted Share to Non-GAAP Diluted EPS

(unaudited)

in millions, except per share data

Figures may not foot due to rounding to millions.

	3Q15	2Q15	3Q14	Nine Months Ended April 30, 2015	Nine Months Ended April 30, 2014

Net income	$1.1	$2.8	$5.6	$84.2	$12.6
Adjustments (add) subtract:
Stock-based compensation	(1.0)	(2.2)	(0.8)	(4.0)	(4.9)
Depreciation and amortization	(4.6)	(4.4)	(4.2)	(13.5)	(12.1)
Gain on sale of interest in Fabrix Systems Ltd.	1.2	0.5	-	76.9	-
Other operating (losses) gains, net	(1.5)	-	-	(1.5)	1.2
Severance expense	(6.2)	(0.4)	-	(8.1)	-
Total adjustments	(12.1)	(6.4)	(5.0)	49.8	(15.8)
Income tax effect of total adjustments	3.1	1.7	2.0	6.4	6.0
	9.0	4.7	3.0	(56.2)	9.8
Non-GAAP net income	$10.1	$7.5	$8.6	$28.0	$22.4

Earnings per share:
Basic	$0.02	$0.11	$0.22	$3.64	$0.51
Total adjustments	0.42	0.22	0.16	(2.42)	0.52
Non-GAAP EPS - basic	$0.44	$0.33	$0.38	$1.22	$1.03

Weighted-average number of shares used in calculation of basic earnings per share	23.0	22.8	22.7	22.9	21.8

Diluted	$0.02	$0.11	$0.22	$3.58	$0.48
Total adjustments	0.41	0.22	0.15	(2.38)	0.50
Non-GAAP EPS - diluted	$0.43	$0.33	$0.37	$1.20	$0.98

Weighted-average number of shares used in calculation of diluted earnings per share	23.5	23.2	23.0	23.3	22.9

13